Exhibit 99.1


   Rock-Tenn Company Reports First Quarter Fiscal Year 2007 Results


    NORCROSS, Ga.--(BUSINESS WIRE)--January 24, 2007--Rock-Tenn Company (NYSE:RKT) today reported earnings for the quarter ended December 31, 2006.

    First Quarter Results

    -- Net sales for the first quarter of fiscal 2007 increased 8.9% to $533.9 million, an increase of $43.5 million from the first quarter of fiscal 2006.

    -- Segment income of $42.5 million was a $33.5 million increase compared to the prior year quarter.

    -- The Company reported net income of $15.1 million, or $0.39 per diluted share, which is a record for its first fiscal quarter. The Company reported a net loss of $9.0 million, or ($0.25) per diluted share, in the prior year quarter.

    -- Rock-Tenn's pre-tax restructuring and other costs were $0.5 million, or $0.01 per diluted share after-tax, for the quarter.

    -- Net income for the prior year quarter included pre-tax restructuring and other costs of $1.0 million, or $0.02 per diluted share after-tax.

    Segment Results

    Packaging Products Segment

    Packaging Products segment net sales increased $2.0 million from the prior year quarter to $303.1 million in the first quarter of fiscal 2007 due to higher sales of interior packaging products. Packaging Products segment operating income increased to $11.7 million in the first quarter of fiscal 2007 compared to $6.8 million in the first quarter of fiscal 2006 primarily due to productivity improvements and operating efficiencies.

    Paperboard Segment

    Paperboard segment net sales increased $23.1 million from the prior year quarter to $210.8 million in the first quarter of fiscal 2007 primarily as a result of higher pricing across all paperboard grades and higher operating rates in the Company's coated recycled paperboard mills. The average price per ton in the segment increased $34 from the first quarter of fiscal 2006. Paperboard segment operating income increased $24.9 million over the prior year quarter to $23.9 million in the first quarter of fiscal 2007. The Company's recycled paperboard mills operated at 94% of capacity in the first quarter of fiscal 2007 compared to 90% in the prior year quarter.

    Merchandising Displays Segment

    Merchandising Displays segment net sales increased $11.7 million over the prior year quarter to $60.9 million in the first quarter of fiscal 2007. Operating income for the segment was $5.1 million in the first quarter of fiscal 2007 compared to $2.8 million in the first quarter of fiscal 2006. The increase in operating income was primarily due to better leverage of fixed costs due to higher sales.

    Corrugated Segment

    Corrugated segment net sales increased $8.2 million over the prior year quarter to $36.6 million in the first quarter of fiscal 2007 primarily due to higher prices. Operating income for the segment was $1.8 million in the first quarter of fiscal 2007 and $0.4 million in the first quarter of fiscal 2006.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "Our first quarter earnings reflect improved results across each of our business segments. Our Paperboard segment results reflect much better industry conditions producing higher margins and operating rates for our coated recycled paperboard mills and much better performance of our bleached paperboard mill in the quarter that includes its annual maintenance outage. The steps we have taken to consolidate folding carton plants following the Gulf States acquisition and to optimize operations across our network of plants resulted in much better performance in our Packaging Products segment."

    Cash Provided By Operating Activities

    Net cash provided by operating activities in the first quarter of fiscal 2007 was $32.3 million compared to net cash provided by operating activities of $14.9 million in the prior year quarter.

    Financing and Income Taxes

    Rock-Tenn's net debt was $761.9 million at December 31, 2006 compared to $788.8 million at September 30, 2006 and $874.6 million at December 31, 2005. The Company's Credit Agreement Debt/ EBITDA ratio was 3.31 times as of December 31, 2006.

    The Company has reduced its net debt by $186.8 million from the pro-forma level of $948.7 million following the Gulf States acquisition. At the time of the acquisition in June 2005, Rock-Tenn had targeted a goal of reducing net debt $180 million by September 2007.

    Rock-Tenn's first quarter fiscal year 2007 effective tax rate was 29%, lower than the 35% effective tax rate the Company expects for the full year, primarily due to the recognition of R&D tax credits aggregating $1.0 million. Rock-Tenn's first quarter fiscal year 2006 included deferred tax expense of $1.4 million from a tax law change in Quebec.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the first quarter of fiscal 2007 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on January 25, 2007. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with annual net sales of approximately $2.1 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    Cautionary Statements

    Statements herein regarding, among others, our expected effective tax rate for fiscal 2007 constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; energy costs; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on these estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain key customers; and adverse changes in general market and industry conditions. These risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information" and "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2006. The information contained in this release speaks as of the date hereof and the Company does not undertake any obligation to update this information as future events unfold.



                          ROCK-TENN COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (UNAUDITED)
               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

======================================================================
                                      FOR THE THREE MONTHS ENDED
                                        December 31,    December 31,
                                            2006            2005
----------------------------------------------------------------------

NET SALES                             $         533.9  $        490.4

Cost of Goods Sold                              436.3           430.8
----------------------------------------------------------------------
Gross Profit                                     97.6            59.6
Selling, General and Administrative
 Expenses                                        61.3            57.1
Restructuring and Other Costs                     0.5             1.0
----------------------------------------------------------------------
Operating Profit                                 35.8             1.5
Interest Expense                                (13.0)          (13.9)
Interest and Other Income                         0.2              --
Income from Unconsolidated Joint
 Ventures                                         0.3             1.6
Minority Interest in Income of
     Consolidated Subsidiaries                   (1.9)           (1.3)
----------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES                21.4           (12.1)

Income Tax (Expense) Benefit                     (6.3)            3.1
----------------------------------------------------------------------

NET INCOME (LOSS)                     $          15.1  $         (9.0)
----------------------------------------------------------------------

Weighted Average Common Shares
     Outstanding-Diluted                         38.7            35.8
----------------------------------------------------------------------

Diluted Earnings (Loss) Per Share     $          0.39  $        (0.25)


======================================================================




                          ROCK-TENN COMPANY
                         SEGMENT INFORMATION
                             (UNAUDITED)
                  (IN MILLIONS, EXCEPT TONNAGE DATA)

======================================================================
                                          FOR THE THREE MONTHS ENDED
                                           December 31,  December 31,
                                               2006          2005
----------------------------------------------------------------------

NET SALES:

Packaging Products Segment                $       303.1  $      301.1
Paperboard Segment                                210.8         187.7
Merchandising Displays Segment                     60.9          49.2
Corrugated Segment                                 36.6          28.4
Intersegment Eliminations                         (77.5)        (76.0)
----------------------------------------------------------------------
TOTAL NET SALES                           $       533.9  $      490.4
----------------------------------------------------------------------
SEGMENT INCOME:

Packaging Products Segment                $        11.7  $        6.8
Paperboard Segment                                 23.9          (1.0)
Merchandising Displays Segment                      5.1           2.8
Corrugated Segment                                  1.8           0.4
----------------------------------------------------------------------

TOTAL SEGMENT INCOME                      $        42.5  $        9.0

Restructuring and Other Costs                      (0.5)         (1.0)
Non-Allocated Expense                              (5.9)         (4.9)
Interest Expense                                  (13.0)        (13.9)
Interest and Other Income                           0.2            --
Minority Interest in Income of
      Consolidated Subsidiaries                    (1.9)         (1.3)
----------------------------------------------------------------------
INCOME (LOSS) BEFORE INCOME TAXES         $        21.4  $      (12.1)
======================================================================

Recycled Paperboard Shipped (in tons)           266,121       253,310
Bleached Paperboard Shipped (in tons)            73,968        79,152
Pulp Shipped (in tons)                           20,883        14,994
======================================================================




                          ROCK-TENN COMPANY
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)
                            (IN MILLIONS)

======================================================================

                                               FOR THE THREE MONTHS
                                                       ENDED
                                             December 31, December 31,
                                                2006         2005
----------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                            $      15.1  $      (9.0)

Items in income not affecting cash:
Depreciation and amortization                       26.0         25.8
Deferred income tax expense                          4.1          3.9
Share-based compensation expense                     1.8          0.7
Loss on disposal of plant and equipment and
 other, net                                          0.9          0.1
Income from unconsolidated joint venture            (0.3)        (1.6)
Minority interest in income of consolidated
 subsidiaries                                        1.9          1.3
Payment on termination of cash flow interest
 rate hedges                                        (0.2)          --
Pension funding less than expense                    3.5          4.3
Impairment adjustments and other non-cash
 items                                              (0.1)          --
Net changes in operating assets and
 liabilities                                       (20.4)       (10.6)
----------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES           32.3         14.9
----------------------------------------------------------------------
INVESTING ACTIVITIES:

Capital expenditures                               (17.3)       (13.5)
Investment in joint venture                         (8.5)          --
Cash contributed to joint venture                   (0.1)          --
Return of capital from joint venture                 3.9           --
Proceeds from sale of property, plant and
 equipment                                           0.9          0.3
Proceeds from property, plant and equipment
 insurance settlement                                0.4           --
----------------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES             (20.7)       (13.2)
----------------------------------------------------------------------
FINANCING ACTIVITIES:

Additions to revolving credit facilities             0.3         58.2
Repayments of revolving credit facilities          (29.1)       (91.9)
Additions to debt                                   11.8         26.0
Repayments of debt                                  (8.1)        (3.9)
Debt issuance costs                                   --         (0.3)
Issuances of common stock                           16.3          1.6
Excess tax benefits from share-based
 compensation                                        5.2          0.1
Advances from (to) joint venture                    (4.5)         2.4
Cash dividends paid to shareholders                 (3.4)        (3.3)
Cash distributions to minority interest             (1.0)        (0.5)
----------------------------------------------------------------------
NET CASH USED FOR FINANCING ACTIVITIES             (12.5)       (11.6)
----------------------------------------------------------------------
Effect of exchange rate changes on cash              0.3         (0.4)

DECREASE IN CASH AND CASH EQUIVALENTS               (0.6)       (10.3)

Cash and cash equivalents:
Beginning of period                                  6.9         26.8
----------------------------------------------------------------------
End of period                                $       6.3  $      16.5
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
Cash paid during the period for:
     Income taxes, net of refunds            $       4.6  $       2.4
     Interest, net of amounts capitalized            8.2          7.3
======================================================================




                          ROCK-TENN COMPANY
                CONDENSED CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
                            (IN MILLIONS)
======================================================================
                               December 31, September 30, December 31,
                                  2006          2006         2005
----------------------------------------------------------------------

ASSETS:

Cash and cash equivalents      $       6.3  $        6.9  $      16.5

Receivables - net                    207.9         230.8        192.8

Inventories - at LIFO cost           228.9         218.9        196.6

Other current assets                  32.1          25.0         42.1

Current assets held for sale           3.2           4.0          5.1
----------------------------------------------------------------------

TOTAL CURRENT ASSETS                 478.4         485.6        453.1
----------------------------------------------------------------------

Land, building and equipment -
 net                                 838.4         850.6        872.6

Intangible and other assets          452.2         447.8        455.6
----------------------------------------------------------------------

TOTAL ASSETS                   $   1,769.0  $    1,784.0  $   1,781.3
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current portion of debt        $     125.5  $       40.8  $      96.7

Other current liabilities            240.6         265.2        212.8
----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES            366.1         306.0        309.5
----------------------------------------------------------------------

Long-term maturities of debt         642.7         754.9        794.4
Hedge adjustments resulting
 from terminated fair value
 interest rate derivatives or
 swaps                                10.0          10.4         11.8
                                -----------  ------------  -----------
Total long-term debt                 652.7         765.3        806.2

Accrued pension and other
 long-term benefits                   79.2          75.9        110.9

Deferred income taxes                104.4          99.8         86.2

Other long-term liabilities            8.5           9.6          3.6

Minority interest                     19.8          18.8         17.5

Shareholders' equity                 538.3         508.6        447.4
----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY           $   1,769.0  $    1,784.0  $   1,781.3
======================================================================




Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics


                          1st      2nd      3rd      4th     Fiscal
                         Quarter  Quarter  Quarter  Quarter    Year
                        -------- -------- -------- -------- ----------

Average Price Per Ton
 (a)(c)
------------------------
All Tons
2005                       $467     $472     $491     $523       $492
2006                        524      526      539      561        538
2007                        558

Tons Shipped
------------------------
Coated and Specialty (a)
2005                    210,566  209,706  211,628  209,721    841,621
2006                    208,325  223,469  220,596  229,086    881,476
2007                    221,506

Corrugated Medium
2005                     42,691   45,228   44,758   44,841    177,518
2006                     44,985   45,444   44,165   47,045    181,639
2007                     44,615

Bleached Paperboard (b)
2005                         --       --   26,713   84,169    110,882
2006                     79,152   80,719   76,579   83,799    320,249
2007                     73,968

Market Pulp (b)
2005                         --       --    6,933   23,104     30,037
2006                     14,994   27,911   23,645   20,019     86,569
2007                     20,883

Total (b)
2005                    253,257  254,934  290,032  361,835  1,160,058
2006                    347,456  377,543  364,985  379,949  1,469,933
2007                    360,972


(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with LaFarge North America, Inc.

(b) Bleached paperboard and market pulp tons shipped began in June 2005 as a result of the Gulf States acquisition.

(c) Beginning in the third quarter of fiscal 2005, Average Price Per Ton includes coated and specialty recycled paperboard, corrugated medium, bleached paperboard and market pulp.




Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Millions)

                           1st      2nd      3rd      4th     Fiscal
                          Quarter  Quarter  Quarter  Quarter    Year
                         -------- -------- -------- -------- ---------

Packaging Products
 Segment Sales
2005                      $221.8   $218.8   $239.2   $314.2  $  994.0
2006                       301.1    319.7    326.2    320.8   1,267.8
2007                       303.1
Packaging Products Income
2005                      $  5.3   $  5.7   $ 10.6   $ 11.8  $   33.4
2006                         6.8     13.4     13.2     11.6      45.0
2007                        11.7
Return On Sales
2005                         2.4%     2.6%     4.4%     3.8%      3.4%
2006                         2.3%     4.2%     4.0%     3.6%      3.5%
2007                         3.9%

Paperboard Segment Sales
2005                      $128.7   $131.8   $155.0   $199.9  $  615.4
2006                       187.7    205.7    204.1    222.2     819.7
2007                       210.8

Paperboard Income (Loss)
2005                      $  4.4   $  3.6   $  7.6   $ 16.0  $   31.6
2006                        (1.0)    15.8     18.9     28.5      62.2
2007                        23.9

Return on Sales
2005                         3.4%     2.7%     4.9%     8.0%      5.1%
2006                       (0.5)%     7.7%     9.3%    12.8%      7.6%
2007                        11.3%

Merchandising Displays
Segment Sales
2005                      $ 52.7   $ 59.0   $ 57.0   $ 57.6  $  226.3
2006                        49.2     55.8     58.8     69.4     233.2
2007                        60.9
Merchandising Displays
 Income
2005                      $  2.4   $  3.7   $  5.4   $  6.1  $   17.6
2006                         2.8      3.2      1.6      8.8      16.4
2007                         5.1
Return on Sales
2005                         4.6%     6.3%     9.5%    10.6%      7.8%
2006                         5.7%     5.7%     2.7%    12.7%      7.0%
2007                         8.4%

Corrugated Segment Sales
2005                      $ 28.8   $ 30.2   $ 29.8   $ 29.7  $  118.5
2006                        28.4     31.9     36.6     38.8     135.7
2007                        36.6
Corrugated Income
2005                      $  0.3   $  1.1   $  1.0   $  1.1  $    3.5
2006                         0.4      1.0      1.0      1.6       4.0
2007                         1.8
Return on Sales
2005                         1.0%     3.6%     3.4%     3.7%      3.0%
2006                         1.4%     3.1%     2.7%     4.1%      2.9%
2007                         4.9%




Rock-Tenn Company Quarterly Statistics


Key Financial Statistics
(In Millions, except EPS Data)



                             1st      2nd      3rd      4th    Fiscal
                            Quarter  Quarter  Quarter  Quarter   Year
                           -------- -------- -------- -------- -------

Net Income (Loss)
2005                        $  0.5   $  0.2   $ 12.0   $  4.9  $ 17.6
2006                          (9.0)     5.2     11.0     21.5    28.7
2007                          15.1

Diluted EPS
2005                        $ 0.01   $ 0.01   $ 0.33   $ 0.14  $ 0.49
2006                         (0.25)    0.14     0.30     0.57    0.77
2007                          0.39

Depreciation & Amortization
2005                        $ 18.5   $ 18.5   $ 20.5   $ 26.5  $ 84.0
2006                          25.8     25.9     26.1     26.5   104.3
2007                          26.0

Capital Expenditures
2005                        $ 10.2   $ 12.2   $ 11.8   $ 20.1  $ 54.3
2006                          13.5     13.6     19.1     18.4    64.6
2007                          17.3


    Non-GAAP Measures

    We have included in the discussion under the caption "Financing and Income Taxes" above financial measures that are not prepared in accordance with GAAP. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. Below, we define the non-GAAP financial measures, provide a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, and discuss the reasons that we believe this information is useful to management and may be useful to investors.

    Net Debt

    We have defined the non-GAAP measure net debt to include the aggregate debt obligations reflected in our consolidated balance sheet, less the hedge adjustments resulting from terminated fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents and certain other investments that we consider to be readily available to satisfy these debt obligations.

    Our management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:



(In Millions)                  December 31, September 30, December 31,
                                  2006          2006         2005
                               ------------ ------------- ------------

Current Portion of Debt        $     125.5  $       40.8  $      96.7
Total Long-Term Debt                 652.7         765.3        806.2
                               ------------ ------------- ------------
                                     778.2         806.1        902.9
Less: Hedge Adjustments
 Resulting From Terminated
 Fair Value Interest Rate
 Derivatives or Swaps                (10.0)        (10.4)       (11.8)
                               ------------ ------------- ------------
                                     768.2         795.7        891.1
Less: Cash and Cash
 Equivalents                          (6.3)         (6.9)       (16.5)
                               ------------ ------------- ------------
Net Debt                       $     761.9  $      788.8  $     874.6
                               ============ ============= ============


    Credit Agreement EBITDA and Total Funded Debt

    "Credit Agreement EBITDA" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, expenses associated with the write-up of inventory acquired in the Gulf States acquisition to fair market value as required by SFAS 141, charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options and pro forma Gulf States EBITDA calculated giving pro forma effect to the Gulf States acquisition calculated in accordance with the methodology applied by the Company in its financial statements filed with the SEC.

    "Total Funded Debt" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, plus additional outstanding letters of credit not already reflected in debt.

    Our management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn's debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use these measures to evaluate the Company's compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Credit Agreement Debt/EBITDA ratio" or the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of December 31, 2006, the Company's Leverage Ratio was 3.31 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 4.5 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

    Set forth below is a reconciliation of Credit Agreement EBITDA to the most directly comparable GAAP measure, net income:



(In Millions)                                          12 Months Ended
                                                     December 31, 2006
                                                     -----------------

Net Income                                           $           52.8
Interest Expense and Other Income                                52.9
Income Taxes                                                     19.3
Depreciation and Amortization                                   103.1
Additional Permitted Charges                                      8.2
                                                     -----------------

Credit Agreement EBITDA                              $          236.3
                                                     =================


    Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Current Portion of Debt and Total Long-Term Debt:



(In Millions)                                             December 31,
                                                                 2006
                                                     -----------------

Current Portion of Debt                              $          125.5
Total Long-Term Debt                                            652.7
                                                     -----------------
                                                                778.2
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                 (10.0)
                                                     -----------------
                                                                768.2
Plus: Letters of Credit                                          14.3
                                                     -----------------
Total Funded Debt                                    $          782.5
                                                     =================


    Pro Forma Net Debt

    We have defined the non-GAAP measure Pro Forma Net Debt to reflect the borrowing of the purchase price to include our net debt position at March 31, 2005 plus the borrowing of the purchase price of the Gulf States acquisition. Our management uses Pro Forma Net Debt to monitor our progress in its stated objective to reduce our pro forma net debt after the acquisition by $180 million by September 2007, which allows investors to track our performance against our previously announced goal.



(In Millions)                                                Pro Forma
                                                              Net Debt
                                                     -----------------

Net Debt at March 31, 2005                           $          396.3
Gulf States Acquisition Purchase Price                          549.6
Acquisition Fees                                                  2.8
                                                     -----------------
Pro Forma Net Debt                                   $          948.7
                                                     =================





(In Millions)                                              Net Debt at
                                                        March 31, 2005
                                                     -----------------

Current Portion of Debt                              $           75.1
Total Long-Term Debt                                            390.7
                                                     -----------------
                                                                465.8
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                 (18.7)
Plus: Hedge Adjustments Resulting From Existing
  Fair Value Interest Rate Derivatives or Swaps                   8.9
                                                     -----------------
                                                                456.0

Less: Cash and Cash Equivalents                                 (28.5)
Less: Investment in Marketable Securities                       (31.2)
                                                     -----------------
Net Debt                                             $          396.3
                                                     =================

    CONTACT: Rock-Tenn Company
             Investor Relations Department
             678-291-7900